Exhibit 10.8

Management Services Agreement

This Management Services Agreement (this “Agreement”) is entered into as of August 11, 2011 by and among Kornit Digital Ltd., an Israeli company, company registration number 51-319542-0 with its principal offices located at Haamal 12 St., Park Afek, Rosh Haayin, Israel (the “Company”) and Fortissimo Capital Fund II (Israel) L.P., a partnership organized under the laws of the Cayman Islands, on behalf of the several parallel partnerships and any affiliated entities thereof with offices at 14 Hamelacha Street, Park Afek, Rosh Haayin (“Fortissimo”).

the Company and Fortissimo have entered into a Share Purchase Agreement dated July 18, 2011 (the “SPA”); all capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the SPA);

Whereas,

Fortissimo will purchase, subject to the closing of the transactions contemplated under the SPA (the “Closing”), a substantial shareholding position in the Company and intends to actively participate in the management of the Company, including by way of election of members of the Company’s Board of Directors (the “Board”); and

Whereas,

the Company desires to retain management services from Fortissimo pursuant to the terms and conditions set forth in this Agreement, and Fortissimo agrees to provide such services to the Company on such terms and conditions.

Whereas,

NOW, THEREFORE, in consideration of the covenants and conditions hereinafter set forth, the parties hereby agree as follows:

1.     Scope of Services

        Management Services

1.1.  Fortissimo, through its employees, officers and directors, will conduct regular meetings and discussions with members of the Company’s management, to assist and advise them on matters concerning the affairs and business of the Company and render such other management services and advice as may be agreed to from time to time by the Company and Fortissimo (the “Management Services”).

1.2.  In rendering the Management Services hereunder, Fortissimo shall cooperate with the Company and utilize professional skill and diligence to provide the expertise required in connection with such services. Fortissimo shall dedicate as much time as will be reasonably necessary for the proper performance of the Management Services.

        board services

1.3.  Fortissimo is entitled, under the terms of the SPA and subject to the Closing, to elect Four out of seven members of the Board, including the chairman of the Board (the “Fortissimo Directors”). The services rendered by the Fortissimo Directors will be referred hereinafter as the “Board Services”.

1.4.  For the avoidance of doubt, it is clarified that in serving as members of the Board, the Fortissimo Directors, shall not be employees of the Company, nor shall the payment of the Management Fees (defined below) by the Company create employee-employer relations between the parties hereto or entitle the Fortissimo Directors to any social benefits.

1.5.  In providing the Board Services, the Fortissimo Directors shall be subject to any and all fiduciary and other duties applicable under law upon members of the board of directors.

2.     Compensation

2.1.  In consideration of the performance of the Management Services and the Board Services hereunder, the Company shall pay to Fortissimo management services fees as follows: (i) monthly management fees in the amount of ten thousand United States Dollar (US$10,000) plus VAT (the “Management Fees”); and (ii) an annual amount calculated as the positive difference between 5% of the Company’s Net Income (as defined below) in each fiscal year and the aggregate amount of the Management Fees paid in such fiscal year (the “Additional Fees”); provided however, that the Management Fees together with the Additional Fees paid in each fiscal year shall not exceed two hundred and fifty thousand United States Dollar (US$ 250,000). Each monthly Management Fee shall be paid not later than the tenth (10th) day of each calendar month for services rendered during the preceding calendar month. The Additional Fees shall be paid no later than thirty (30) days from the date on which the Company’s annual financial statements have been approved by the Board. For the avoidance of doubt, the payments for 2011 only shall be pro-rated for the relative part of this year commencing from the date of this Agreement.

       For purpose of this Agreement the term “Net Income” shall mean the amount of net income set forth in the Company’s respective year-end financial statements, provided however, that it shall be calculated based on actual research and development expenses (rather than on R&D capitalization in accordance with International Financing Reporting Standards (“IFRS”)) but after: (a) effecting a corresponding adjustment reflecting the reduced tax resulting from this calculation; and (b) adding back the applicable depreciation related to the capitalization part.

2.2.  The Company will reimburse Fortissimo for reasonable documented out-of-pocket business expenses borne by Fortissimo or any of its employees, directors or officers in connection with the provision of the Management Services, in accordance with policies approved by the Board, provided that Fortissimo shall notify the Company of such out-of-pocket expenses prior to the actual spending thereof.

2.3.  All payments under this Agreement shall be made against the issuance of valid invoices by Fortissimo to the Company. Value Added Tax (“VAT”) pursuant to applicable law shall be added to all payments hereunder.

2.4.  Except for VAT, the Management Fees and the Additional Fees shall be inclusive of all taxes that may be incurred by the Company and/or Fortissimo in connection with the payment thereof, and any such taxes shall be borne by Fortissimo. Furthermore, the Management Fees and Additional Fees are the full and final compensation for the provision of the Management Services and the Board Services and shall be in lieu of any and all payments that are due to the Fortissimo Directors in their capacity as members of the Board or any of its committees to which they are appointed, except for the right to receive options to purchase ordinary shares of the Company granted to the Company’s directors from time to time. Notwithstanding the above, Fortissimo Directors who are not employees, directors or officers of Fortissimo shall be entitled to such compensation, payments and options as are provided to the other Company Board members.

3.     Term and Termination

3.1.  This Agreement shall only come into effect at the Closing of the SPA, following receipt of the approval of the Company’s shareholders at the shareholders meeting.

3.2.  In the event such approval is not obtained, this Agreement shall expire and become null and void, without giving any right or claim to either party in this respect. Nothing herein shall be deemed to derogate from Fortissimo’s rights under the SPA.

3.3.  This Agreement may be terminated by Board resolution that may be adopted at such time as the Board includes less than two (2) Fortissimo Directors and shall terminate automatically in the event that Fortissimo holds less than fifteen percent (15%) of the Company’s issued share capital. In the event of termination hereunder, Fortissimo shall be entitled to receive a pro-rated part of the Management Fees and Additional Fees until termination becomes effective.

4.     Independent Contractor. Fortissimo is an independent contractor and is not an agent or employee of the Company, and has no authority to bind the Company by contract or otherwise. Fortissimo will perform the Management Services under the general direction of the Company.

5.     Miscellaneous

5.1.  Entire Agreement. This Agreement and the SPA contain the entire agreement of the parties with relation to the subject matter hereof, and cancel and supersede all prior and contemporaneous negotiations, correspondence, understandings and agreements (oral or written) of the parties relating to such subject matter.

5.2.  Amendment. Except for termination under Section 3.3, this Agreement may not be modified or amended except by mutual written agreement of the parties.

5.3.  No Waiver. No failure, delay of forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party’s rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms of conditions hereof.

5.4.  Assignment. Except as provided herein, this Agreement shall not be assigned by a party hereof to a third party without the other party’s prior written consent and any attempt to effect an assignment of this Agreement or any portion thereof without obtaining such consent shall be null and void.

5.5.  Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein

5.6.  Notices. Any notice under this Agreement shall be in writing and shall be deemed to have been duly given for all purposes (a) seven (7) days after it is mailed by registered mail; (b) upon the transmittal thereof by facsimile or email; or (c) upon the manual delivery thereof, to the respective party’s address set forth in the preamble or to such other address with respect to a party as such party shall notify the other party in accordance with the above.

5.7.  Counterparts. This Agreement may be executed in multiple counterparts, including, without limitation, by facsimile signature, which taken together shall constitute a single document.

5.8.  Governing Law and Jurisdiction. This Agreement and the transactions contemplated hereunder shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to rules respecting conflict of law that would cause the laws of any jurisdiction other than the State of Israel to be applied. The competent courts of Tel Aviv-Jaffa shall have sole and exclusive jurisdiction to hear and resolve any disputes among the parties related to this Agreement.

[Signature Page to Follow]

In Witness Whereof, the parties have signed this Management Services Agreement as of the date first set forth above.

Kornit Digital Ltd.		Fortissimo Capital Fund II (Israel) L.P.

By: Fortissimo Capital Fund II (GP), L.P., its general partner, by Fortissimo Capital 2 Management (GP) Ltd., its general partner

By:	/s/ Ofer Ben-Zur	By:	/s/ Yuval Cohen
Name:	Ofer Ben-Zur	Name:	Yuval Cohen
Title:	CEO	Title:	CEO and Director

By:	/s/ Moshe Nur
Name:	Moshe Nur
Title:	Chairman

Signature Page of Management Agreement

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